Comparison of change in value of $10,000 investment in Dreyfus Massachusetts Intermediate Municipal Bond Fund and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                 Dreyfus              Lehman
              Massachusetts          Brothers
              Intermediate             7-Year
  PERIOD        Municipal            Municipal
                Bond Fund           Bond Index *

 3/31/93         10,000               10,000
 3/31/94         10,318               10,298
 3/31/95         10,755               10,952
 3/31/96         11,531               11,835
 3/31/97         11,990               12,381
 3/31/98         13,025               13,499
 3/31/99         13,709               14,297
 3/31/00         13,712               14,381
 3/31/01         14,961               15,841
 3/31/02         15,288               16,398
 3/31/03         16,677               18,130

* Source: Lipper Inc.